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                                                                    Exhibit 23.2





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements of Microdyne Corporation on Forms S-8 (File No. 333-44820, File No. 333-47709, File No. 333-89982, File No. 333-89980,
and File No. 333-14121) of our report dated June 23, 1998, with respect to the financial statements of Celerity Systems Incorporated as of December 31, 1997, and for the two years then ended, included in the Form 8-K/A of Microdyne Corporation filed October 26, 1998, and to the use of our name as it appears under the caption "Experts" in said Registration Statements.



IRELAND SAN FILIPPO, LLP

October 23, 1998